Exhibit 10.1

SUBSCRIPTION AGREEMENT

November 1, 2023

Subject to the terms and conditions hereof, the parties intend to enter into this agreement (the “Agreement”), pursuant to which Charles W. Ergen or an affiliate (the “Subscriber”) will subscribe for the contingent right to receive shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) for $11.50 per share (the “Purchase Price”), or an aggregate of approximately $200,000,000, of CONX Corp., a Nevada corporation (the “Seller”), immediately prior to or concurrently with the closing of the Seller’s initial business combination (the “Business Combination”). In connection therewith, the Subscriber and the Seller, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, hereby agree as follows:

1. Subscription. Subject to the terms and conditions of this Agreement, the Subscriber hereby subscribes for and agrees to purchase from Seller such number of Preferred Shares as is set forth on the signature page of this Agreement at the Purchase Price and on the terms provided for herein. The Subscriber further acknowledges and agrees that:

2. Closing; Delivery of Preferred Shares.

a. Upon (i) satisfaction of the conditions set forth in Section 3 below and (ii) not less than five (5) business days’ written notice (which may be via email) from (or on behalf of) Seller to the Subscriber (the “Closing Notice”), which Closing Notice shall contain Seller’s wire instructions, that Seller reasonably expects the closing of the Business Combination to occur on a date that is not less than five (5) business days from the date of the Closing Notice, the Subscriber shall deliver to Seller, no later than two (2) business days’ prior to the closing date specified in the Closing Notice (the “Closing Date”) the Purchase Price for the Preferred Shares subscribed by wire transfer of United States dollars in immediately available funds to the account specified by Seller in the Closing Notice against delivery, immediately prior to or concurrent with the consummation with the Business Combination, to the Subscriber of the Preferred Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in book-entry form as set forth in Section 2(b) below (the “Closing”). If, within three (3) business days following the Closing Date, the consummation of the Business Combination does not occur, Seller shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to the Subscriber and the Preferred Shares shall not be issued. Notwithstanding such return, (i) a failure to close on the Closing Date shall not, by itself, be deemed to be failure of any of the conditions to Closing set forth in Section 3 to be satisfied or waived on or prior to the Closing Date and (ii) unless and until this Agreement is terminated in accordance with Section 8 hereof, the Subscriber shall remain obligated (A) to redeliver funds following Seller’s delivery to the Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction or waiver of the conditions set forth in Section 3. For purposes of this Agreement, “business day” shall mean any day other than (x) a Saturday or Sunday or (y) a day on which the banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

b. At the Closing, Seller shall deliver (or cause the delivery of) the Preferred Shares in book-entry form with restrictive legends in the amount as set forth on the signature page to the Subscriber as indicated on the signature page (or to the funds and accounts designated by Subscriber, if so designated by Subscriber, or its nominee in accordance with its delivery instruction) or to a custodian designated by Subscriber, as applicable, as indicated below.

3. Closing Conditions.

a. The Closing is subject to satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Preferred Shares for offering or sale in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) that is then in effect and has the effect of making consummation of the Business Combination illegal or otherwise restraining or prohibiting consummation of the Business Combination, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) all conditions precedent to the closing of the Business Combination, including all necessary approvals of Seller’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the closing of the Business Combination) and the closing of the Business Combination shall be scheduled to occur concurrently with or immediately following the Closing.

b. The obligations of Seller to consummate the Closing shall be subject to the satisfaction or valid waiver by Seller of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Subscriber contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of each such party contained in this Agreement as of the Closing Date; and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing, no later than the Closing Date.

c. The obligation of the Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by Seller of each of the representations, warranties and agreements of each such party contained in this Agreement as of the Closing Date; and

(ii) Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

4. Seller Representations and Warranties. Seller represents and warrants to the Subscriber that:

a. Seller is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

b. Prior to the Closing Date, the Preferred Shares will have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Seller’s Amended and Restated Articles of Incorporation or under the laws of the State of Nevada. Prior to the Closing Date, the shares of Common Stock to be issued upon the conversion of the Preferred Shares (the “Conversion Shares”) will have been duly authorized and reserved and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Nevada, substantially in the form of Exhibit A attached hereto (the “Certificate of Designation”), the Conversion Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Seller’s Amended and Restated Articles of Incorporation.

c. This Agreement has been duly authorized, executed and delivered by Seller and is enforceable against Seller in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Preferred Shares in the manner contemplated by this Agreement, it is not necessary to register the offer and sale of the Preferred Shares by Seller to the Subscriber under the Securities Act of 1933, as amended (the “Securities Act”).

e. The Preferred Shares (i) were not offered by any form of general solicitation or general advertising and (ii) assuming the accuracy of the subscriber representations and warranties set forth in Section 5, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Furthermore, neither Seller, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would adversely affect reliance by Seller on Section 4(a)(2) of the Securities Act or would require registration of the issuance of the Preferred Shares under the Securities Act.

f. The authorized capital of Seller will consist of 500,000,000 shares of Class A common stock, $0.0001 par value, 50,000,000 shares of Class B common stock, $0.0001 par value (collectively, “Common Stock”), and 20,000,000 shares of undesignated preferred stock, $0.0001 par value, 17,391,300 of which will be designated as “Series A Convertible Preferred Stock.” All shares of Common Stock and Series A Preferred Stock to be issued in connection with the Business Combination and the transactions contemplated by this Agreement, as the case may be, prior to the Closing, will have been duly authorized and validly issued, will be fully paid and nonassessable, and will not be issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the organizational documents of Seller, rights of first refusal or similar rights).

g. Seller is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Seller of this Agreement (including, without limitation, the issuance of the Preferred Shares) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

5. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to Seller that:

a. At the time the Subscriber was offered the Preferred Shares, it was, and as of the date hereof, the Subscriber is (i) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) acquiring the Preferred Shares only for his, her or its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor, (iii) other than this Agreement, not a party to a binding written agreement to sell, exchange or otherwise dispose of the Preferred Shares and has no current plan or intention to sell, exchange or otherwise dispose of the Preferred Shares, and (iv) not acquiring the Preferred Shares for the account of others, nor on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber is not an entity formed for the specific purpose of acquiring the Preferred Shares.

b. The Subscriber understands that the Preferred Shares are being offered in an offering not involving any public offering within the meaning of the Securities Act and that neither the Preferred Shares delivered at the Closing nor the Conversion Shares will have been registered under the Securities Act. The Subscriber understands that neither the Preferred Shares nor the Conversion Shares may be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to Seller or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (ii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Preferred Shares delivered at the Closing or certificates representing the Conversion Shares delivered upon conversion of the Preferred Shares shall contain a legend to such effect. The Subscriber acknowledges that neither the Preferred Shares nor the Conversion Shares will be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands and agrees that the Preferred Shares and the Conversion Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, the Subscriber may not be able to readily resell the Preferred Shares or the Conversion Shares and may be required to bear the financial risk of an investment in the Preferred Shares and the Conversion Shares for an indefinite period of time. The Subscriber understands that it has been advised to consult legal counsel prior to entering into this Agreement or prior to making any offer, resale, pledge or transfer of any of the Preferred Shares or the Conversion Shares.

c. The Subscriber understands and agrees that the Subscriber is purchasing Preferred Shares directly from Seller. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by Seller, or any of its officers, directors or representatives, expressly (other than those representations, warranties, covenants and agreements included in this Agreement) or by implication.

d. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Preferred Shares. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask Seller’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Preferred Shares.

e. The Subscriber became aware of the transactions contemplated by this Agreement solely by means of direct contact between the Subscriber and Seller.

f. The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Preferred Shares. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Preferred Shares, and the Subscriber has sought such independent accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision.

g. The Subscriber has adequately analyzed and fully considered the risks of an investment in the Preferred Shares and determined that the Preferred Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in Seller. The Subscriber acknowledges specifically that a possibility of total loss exists.

h. In making its decision to purchase the Preferred Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties set forth herein.

i. The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the transactions contemplated by this Agreement or made any findings or determination as to the fairness of this investment.

j. The execution, delivery and performance by the Subscriber of this Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including, without limitation, its incorporation or formation documents, bylaws, indenture of trust or partnership or operating agreement, as may be applicable, which would reasonably be expected to materially affect the legal authority of the Subscriber to comply in all material respects with the terms of this Agreement. The signature on this Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

k. No representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of Seller’s representations and warranties contained herein.

l. The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Preferred Shares were legally derived.

6. Registration Rights.

a. The Subscriber shall have the same registration rights with respect to the Conversion Shares as set forth in that certain Registration Rights Agreement between the Seller and the parties thereto, dated as of October 29, 2020, as it may be amended from time to time.

7. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) upon the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) the liquidation of Seller in accordance with its Amended and Restated Articles of Incorporation; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such breach.

8. Trust Account Waiver. Notwithstanding anything herein to the contrary, but subject to the following sentence of this Section 8, the Subscriber hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) established in which the proceeds of the initial public offering (the “IPO”) conducted by the Seller (including the deferred underwriters’ discounts and commissions) and the proceeds of the sale of the warrants issued in a private placement that occurred immediately prior to the closing of the IPO were deposited, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. Notwithstanding the foregoing, the Subscriber does not waive any Claims and does not waive its rights to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for distributions of remaining funds released to the Subscriber from the Trust Account following redemptions or other distributions to the Seller’s public stockholders. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 8 shall survive the Closing or any termination of this Agreement and last indefinitely.

9. Miscellaneous.

a. Neither this Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Preferred Shares acquired hereunder, if any) may be transferred or assigned; provided that the Subscriber may assign its rights and obligations hereunder pursuant to a joinder to this Agreement in form and substance reasonably satisfactory to Seller, to one or more funds or investment vehicles advised or managed by the Subscriber or its affiliates, but such assignment shall not relieve the Subscriber from any of its obligations or liabilities hereunder. At the Closing, the number of Preferred Shares delivered pursuant to this Agreement by Seller to the Subscriber and its permitted assignees shall equal, in the aggregate, the number of Preferred Shares set forth on the Subscriber’s signature page hereto.

b. Seller may request from the Subscriber such additional information as Seller may deem necessary to evaluate the eligibility of the Subscriber to acquire the Preferred Shares, and the Subscriber shall provide such information as may reasonably be requested to Seller promptly upon such request, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that Seller agrees to keep such information confidential.

c. The Subscriber acknowledges that Seller, and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, the Subscriber agrees to promptly notify Seller if any of the acknowledgments, understandings, agreements, representations and warranties of the Subscriber set forth herein are no longer accurate.

d. The agreements, representations and warranties made by each party hereto in this Agreement shall survive the Closing.

e. This Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

f. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

g. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

h. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

i. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

j. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

k. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT.

10. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties contained in this Agreement, in making its investment or decision to invest in Seller. The Subscriber agrees that, without limiting Seller’s obligations hereunder, no purchaser pursuant to the Agreement (including the respective controlling persons, members, officers, directors, partners, agents, or employees of any purchaser) shall be liable to any other purchaser pursuant to the Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective authorized signatories as of the date first indicated above.

CONX CORP.

By:	/s/ Kyle Jason Kiser
	Name:	Kyle Jason Kiser
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Subscriber has caused this Agreement to be duly executed as of the date first indicated above.

Name of Subscriber: Charles W. Ergen or affiliate

Signature of Subscriber: /s/ Charles W. Ergen

Name of Authorized Signatory: Charles W. Ergen

Subscription Amount: US$199,999,950.00

Preferred Shares: 17,391,300 Shares of Series A Convertible Preferred Stock

Exhibit A

Form of Certificate of Designation

(attached)

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, hereby certify that:

1. They are the [             ] and [              ], respectively, of [             ] (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of preferred stock, none of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the amended and restated certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 20,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the voting powers, designations, preferences, limitations, restrictions and relative or other rights, if any, of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the voting powers, designations, preferences, limitations, restrictions and relative or other rights relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Subscription Agreement, up to 17,391,300 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix the voting powers, designations, preferences, limitations, restrictions and relative or other rights relating to such series of preferred stock as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2 of the Subscription Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Class A Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Redemption Date” shall have the meaning set forth in Section 8.

“Subscription Agreement” means the Agreement, dated as of November 1, 2023, by and between the Corporation and the Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Subscription Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(c).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Subscription Agreement, all exhibits thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Subscription Agreement.

“Transfer Agent” means the transfer agent of the Corporation.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 17,391,300 (which shall not be subject to increase without the written consent of the holders of a majority in interest of the then outstanding Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $11.50, subject to increase set forth in Section 3 below (the “Stated Value”).

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4. Voting Rights. Preferred Stock shall not be entitled to vote with holders of outstanding shares of Common Stock with respect to any matters presented to the holders of the Common Stock for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting, or otherwise).

Section 5. Ranking; Liquidation. The Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily. Subject to any superior liquidation rights of the holders of any Senior Securities of the Corporation and the rights of the Corporation’s existing and future creditors, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value for each share of Preferred Stock held by such Holder and an amount equal to any dividends declared but unpaid thereon, and thereafter the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall provide written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Mandatory Conversion. On the tenth (10) Trading Day following the date on which the VWAP over any twenty (20) Trading Days within any preceding thirty (30) consecutive Trading Day period is greater than or equal to $11.50 (the “Conversion Date”), each share of Preferred Stock shall be converted into that number of shares of the Corporation’s Class A Common Stock (“Class A Common Stock”) (subject to the limitations set forth in Section 6(c)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. For conversions of shares of Preferred Stock to take effect, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation (if any) unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date. Preferred Shares converted into Class A Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for each share of Preferred Stock shall be $11.50 (the “Conversion Price”).

c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after the Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends, if any. The Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the Conversion Date.

ii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

iii. Fractional Preferred Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

iv. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

c) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(c) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

e) Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

g) Voluntary Adjustment By Corporation. Subject to the rules and regulations of the Trading Market, the Corporation may at any time, subject to the prior written consent of the Holders of the majority in interest of the Preferred Stock then outstanding, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the board of directors of the Corporation.

Section 8. Mandatory Redemption.

a) Redemption Event. Each Preferred Share shall be redeemed by the Corporation on or after the date that is the fifth (5) anniversary of the closing of the Business Combination, on not less than 10 nor more than 20 days prior notice, in cash by wire transfer to a U.S. dollar account maintained by the Holder with a bank in the United States designated in writing by the Holder at a price equal to the Stated Value (the “Redemption Price”).

b) Notice of Redemption. Notice of redemption shall be given by first-class mail, postage prepaid, to the Holder at the Holder’s address appearing in the Corporation’s register (the date that such notice of redemption is given in connection with any redemption, the applicable “Redemption Notice Date”). All notices of redemption shall state:

i. the date on which the Preferred Shares will be redeemed (the “Redemption Date”);

ii. that on the Redemption Date the Redemption Price will become due and payable in respect of the Preferred Shares;

iii. the place or places where any certificates of the Preferred Shares are to be surrendered for payment of the Redemption Price.

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: [__], e-mail address [__], or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. The Corporation and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. Preferred Shares of Preferred Stock may only be issued pursuant to the Subscription Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

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